Exhibit 10.6

AIRCRAFT REIMBURSEMENT AGREEMENT

This Aircraft Reimbursement Agreement (this “Agreement”) is entered into as of June 5, 2002 between AV ONE, Inc. (f/k/a Westar Aviation, Inc.), a Kansas corporation (“AV ONE”), and Westar Industries, Inc. (f/k/a Westar Capital, Inc.), a Delaware corporation (“Westar”).

WHEREAS, Westar has entered into that certain Aircraft Lease Agreement dated as of August 1, 2000 (as amended, supplemented or modified from time to time, the “Fleet Lease”) with Fleet National Bank (“Fleet Lessor”) providing for the lease by Westar from the Fleet Lessor of a certain Cessna Model 750 Citation X aircraft, FAA Registration Mark N800W and Manufacturer’s Serial Number 750-0122, together with two Rolls-Royce Allison Model AE 3007C engines and related accessories and optional equipment (the “Fleet Aircraft”);

WHEREAS, AV ONE will provide certain administrative and accounting services to Westar in connection with the Fleet Aircraft in accordance with the provisions of the Fleet Lease;

WHEREAS, Protection One, Inc., a Delaware corporation, (“POI”), has purchased from Westar all of the outstanding capital stock of AV ONE under a certain Stock Purchase Agreement dated June 4, 2002;

WHEREAS, AV ONE has entered into that certain Lease Agreement dated as of June 1, 1998 (as amended, supplemented or modified from time to time, the “Connell Lease”) with First Security Bank, National Association (“Connell Lessor”) providing for the lease by AV ONE from the Connell Lessor of a certain Cessna Model 650 Citation VII aircraft, FAA Registration Mark N860W and Manufacturer’s Serial Number 650-7086, together with two Garrett TFE-731-4R-25 engines and related accessories and optional equipment (the “Connell Aircraft” and, together with the Fleet Aircraft, the “Aircraft”);

WHEREAS, AV ONE desires under this Agreement to provide for the reimbursement of Westar for the lease payments (the “Lease Payments”) under the Fleet Lease and Westar desires under this Agreement to provide for the reimbursement of AV ONE for certain costs and expenses relating to the Aircraft;

NOW THEREFORE, in consideration of the agreements herein contained, and for other good and valuable consideration, the parties hereto agree as follows:

1.             The following terms when used in this Agreement shall have the meanings indicated below:

“Contract User” shall mean Westar and any other affiliate of AV ONE which has entered into a reimbursement agreement with AV ONE on substantially the same terms and conditions as are contained in this Agreement, provided that, in such other agreement, POI may limit its reimbursement to AV ONE to the Variable Costs only for up to 140 hours of the Usage Share.

“Cost” shall mean the sum of Fixed Costs and Variable Costs.

“Fixed Costs” shall mean, with respect to any year, those costs and expenses associated with the possession and use of the Aircraft for such year of the type which are reflected as “Fixed Costs” on Exhibit A hereto.

“Hourly Rate” shall mean, with respect to each Aircraft, the estimated Fixed Costs and Variable Costs as determined by AV ONE.  The Hourly Rate may be adjusted annually as of each January 1.

“Triggering Event” shall mean each of the following: (i) Western Resources, Inc. (“Western Resources”), a Kansas corporation, and its affiliates cease to own more than 50% of Westar’s voting stock and, at the direction of POI’s board of directors, POI requests in writing Westar to repurchase 100% of the outstanding capital stock of AV ONE from POI or (ii) Westar ceases to own more than 50% of POI’s voting stock.

“Usage Amount” shall mean the amount reimbursed by Contract User, which is the lesser of (i) the product of Usage Share multiplied by Hourly Rate or (ii) the actual amount payable by such Contract User under the relevant reimbursement agreement.

“Usage Share” shall mean, with respect to each Contract User, such Contract User’s share of the usage of the Aircraft during the preceding month, which share shall be determined by the number of hours of use of the Aircraft by such Contract User during such month.

“Variable Costs” shall mean, with respect to any year, all costs and expenses incurred in connection with the possession and use of the Aircraft during such year other than Fixed Costs, and shall include, without limitation, those costs and expenses of the type which are reflected as “Variable Costs” on Exhibit A.

2.             (a)  AV ONE shall reimburse Westar for the Lease Payments under the Fleet Lease no later than 10 days after the date each Lease Payment is due.  It is understood and agreed, however, that Westar shall be responsible to Fleet Lessor for the Lease Payments and performance of Westar’s obligations under the Fleet Lease.

(b)  AV ONE shall pay directly, on Westar’s behalf, all other Costs other than Lease Payments associated with the Fleet Aircraft.   It is understood and agreed, however, that Westar shall be responsible for all Costs associated with the Aircraft.

3.             This Agreement shall be for a term commencing on June 4, 2002 and continuing to and until the earlier of (a) the occurrence of the Triggering Event and (b)(i) the expiration of the Fleet Lease with respect to the Fleet Aircraft and (ii) the expiration of the Connell Lease with respect to the Connell Aircraft.

4.             (a)           AV ONE shall bill, and Westar shall, with respect to each Aircraft, reimburse AV ONE, on a monthly basis an amount equal to Westar’s Usage Amount for the preceding month, which will be due and payable within 10 days.

(b)           For the purposes of this Agreement, the Costs shall be AV ONE’s fully allocated costs, as determined by AV ONE in accordance with generally accepted accounting principles.

(c)           Within 10 days of the end of each fiscal year, AV ONE shall determine the difference between the Costs and the Usage Amount of all Contract Users for the preceding year for each Aircraft.  Any excess of the Usage Amount paid by all Contract Users for each Aircraft over the Costs for each Aircraft shall be payable to Westar by AV ONE, and any excess of the Costs for each Aircraft over the Usage Amount paid by all Contract Users for each Aircraft shall be payable to AV ONE by Westar, within 10 days of such determination.

(d)           All determinations by AV ONE pursuant to this Section shall be made available to Westar in accordance with its books and records.

(e)           Upon termination of this Agreement, each party hereto agrees to pay the other any and all amounts owed to each other which are accrued and unpaid as the date of termination within 10 days of such termination.

5.             AV ONE, if requested by Westar, shall permit Westar to audit its books and records relating to the Costs being reimbursed hereunder.

6.             This Agreement constitutes the entire agreement between the parties hereto relating to the subject matter hereof. There are no terms, obligations, covenants, representations, statements or conditions other than those contained herein or in exhibits or other instruments delivered or to be delivered pursuant to the terms hereof. No variation or modification of this Agreement nor waiver of any of the terms and provisions hereof shall be deemed valid unless in writing and signed by the parties hereto.

7.             Nothing herein contained shall be construed as constituting a partnership, joint venture or agency between Westar and AV ONE or as an assignment of the Fleet Lease.

8.             Each party hereto intends that this Agreement shall not benefit or create any right or cause of action in or on behalf of any person other than the parties hereto.

9.             All terms and provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and the respective successors and assigns; provided, however, that this Agreement may not be assigned by either party hereto without the written consent of the other party.

10.           The construction, performance, execution and enforcement of this Agreement and any dispute, whether in contract or tort, of whatsoever nature arising out of or in connection with this Agreement or performance under it, including any remedy thereof, shall be governed exclusively by the laws of Delaware.

[Signature page follows]

IN WITNESS WHEREOF, the parties have signed this Agreement as of the date first above written.

WESTAR INDUSTRIES, INC.

By:	/s/ Paul R. Geist
Name: Paul R. Geist
Title: President

AV ONE, INC.

By:	/s/ Richard Ginsburg
Name: Richard Ginsburg
Title: President